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                                                                   Exhibit 10.14
                       [LETTERHEAD OF MARINE MIDLAND BANK]


February 25, 1998

Kenneth J. Adams
Chief Financial Officer
Movado Group Inc.
125 Chubb Avenue
Lyndhurst, NJ 07071-3504

Dear Mr. Adams,

We are pleased to inform you that Marine Midland Bank ("Bank") is willing to make available to Movado Group Inc. (the "Company") an unsecured $3,333,333 line of credit (the "line") subject to agreement at or before each advance of credit as to amount, interest, maturities and other appropriate terms and conditions including the continuing satisfactory financial condition of the Company. An annual cleanup of all advances under the line for thirty consecutive days is required.

This letter is not a commitment to lend and advances under the line are at the option of the Bank. Please be advised that this line may be terminated by the Bank at any time without prior notice.

We review customers' non-contractual credit lines such as this at least annually upon submission of appropriate financial information. This line is scheduled to be reviewed by October 31, 1998. The line will automatically expire as of that date unless renewed or extended by us in writing.

Please execute and forward the enclosed copy of this letter for our files.

Sincerely,                                       Accepted and Agreed:
Marine Midland Bank                              Movado Group Inc.


/s/ Gary Sarro
-------------------
Gary Sarro                                       ----------------------
Vice President                                   Kenneth J. Adams
                                                 Chief Financial Officer